EXHIBIT 99.1

MIVA, Inc.

Press Release

U.S. MIVA Contact
Alex Vlasto
alex.vlasto@miva.com
(212) 736 9151 x: 217

MIVA, INC. PROMOTES LOWELL W. ROBINSON TO CFO AND COO

NEW YORK – August 15, 2007 — MIVA, Inc., (NASDAQ: MIVA), a global digital media company, today announced the promotion of Lowell W. Robinson to Chief Financial Officer and Chief Operating Officer. Mr. Robinson, 58, joined MIVA in December 2006 as Chief Financial Officer and Chief Administrative Officer.

“Since joining MIVA, Lowell has played a critical role in our organization’s continued turnaround efforts,” said Peter Corrao, MIVA’s CEO. “He has a ‘drive for results’ approach and a focus on developing both financial and operational strategies that yield growth. I am delighted that in his newly expanded role, Lowell will have an even deeper impact on our organization.”

“We have made excellent progress in our turnaround over the last 8 months and I am excited to take on my enhanced responsibilities,” added Mr. Robinson. “I look forward to continuing to work with Peter and the leadership team to execute on our new corporate strategy and, in turn, to seek to increase shareholder value.”

Mr. Robinson has more than two decades of global strategic, financial and operational experience at Fortune 100 companies and high growth mid-sized companies in media, software and technology. Previous positions include CFO at ADVO, Inc., a leading direct marketing company and CFO at HotJobs, an e-recruitment company that Mr. Robinson helped sell to Yahoo!. Earlier in his career, Mr. Robinson held senior global financial positions at Citigroup and Kraft/General Foods.

Mr. Robinson currently serves on two public company boards and on the board of a registered investment advisory firm. Mr. Robinson received an MBA in Finance from Harvard Business School and a B.A. in Economics from the University of Wisconsin.

About MIVA®, Inc.
MIVA, Inc. (NASDAQ:MIVA) is a global digital media company. MIVA’s mission is to deliver valuable digital audiences to advertisers. MIVA consists of two complementary divisions, MIVA Direct and MIVA Media. MIVA Direct owns and operates a growing portfolio of consumer destination sites and category specific toolbars. MIVA Media manages a contextual Pay-Per-Click ad network focused on key vertical sectors. MIVA, Inc. operates across North America and Europe.

Forward Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “plan,” “will,” “intend,” “believe” or “expect’” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward- looking statements, including (1) our ability to successfully execute upon our corporate strategies, and (2) our ability to attract and retain qualified key personnel. Additional key risks are described in MIVA’s reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2006 and our most recently filed Form 10-Q.

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